CAUSEWAY CAPITAL MANAGEMENT TRUST

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I.       COVERED OFFICERS/PURPOSE OF THE CODE

         This Code of Ethics for Principal Executive and Senior Financial Officers (the "Code") for Causeway Capital Management Trust (the "Trust") applies to the Trust's Principal Executive Officer and Principal Financial Officer (the "Covered Officers," each of whom is set forth in EXHIBIT A) for the purpose of promoting:

     o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
     o Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;
     o   Compliance with applicable laws and governmental rules and regulations;
     o The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
     o   Accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Trust.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. The Trust's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

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         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and the Trust's investment adviser, Causeway Capital Management LLC, and the Trust's administrator, SEI Investments Global Funds Services, of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the adviser or administrator), be involved in establishing policies and implementing decisions that will have different effects on the adviser, the administrator and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the adviser and administrator and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Trust's Board of Trustees ("Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

Each Covered Officer must:

     o Not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

     o Not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Trust;

     o Not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

     o Report at least annually regarding affiliations or other relationships related to potential conflicts of interest with the Trust.

         There are some conflict of interest situations that should always be approved by the Chief Operating Officer of the investment adviser if material. Examples of these include:

     o Any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities to the Trust;

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     o   Service as a director on the board of any public or private company other than the investment adviser, principal underwriter, administrator or any affiliated person thereof;

     o The receipt of any extraordinary or extravagant gift from any company with which the Trust has current or prospective business dealings;

     o The receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is customary business meals or entertainment (E.G., sporting events);

     o Any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

     o A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. DISCLOSURE AND COMPLIANCE

     o Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Trust;

     o Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's trustees and auditors, and to governmental regulators and self-regulatory organizations;

     o Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust and the adviser and administrator with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

     o It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

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     o   Upon adoption of the Code (or thereafter as applicable, upon becoming a
         Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

     o Annually thereafter affirm to the Board that he has complied with the requirements of the Code;

     o Not retaliate against any other Covered Officer or any employee of the Trust or his or her affiliated persons for reports of potential violations that are made in good faith; and

     o Notify the Chief Operating Officer of the investment adviser promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

         The Chief Operating Officer of the Trust's investment adviser is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals, interpretations or waivers sought by a Covered Officer will be considered by the Trust's Audit Committee.

         The Trust will follow these procedures in investigating and enforcing this Code:

     o The Chief Operating Officer of the Trust's investment adviser will take all appropriate action to investigate any potential violations reported to him or her;

     o If, after such investigation, the Chief Operating Officer believes that no violation has occurred, the Chief Operating Officer is not required to take any further action;

     o Any matter that the Chief Operating Officer believes is a violation will be reported to the Audit Committee;

     o If the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

     o The Audit Committee will be responsible for granting waivers, as appropriate; and

     o Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V. OTHER POLICIES AND PROCEDURES

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         This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Trust's adviser, administrator, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust's and its investment adviser's and principal underwriter's codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI. AMENDMENTS

         Any amendments to this Code, other than amendments to EXHIBIT A, must be in writing and approved or ratified by a majority vote of the Board.

VII. CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Trust and its investment adviser and counsel.

VIII. INTERNAL USE

         The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of any Trust, as to any fact, circumstance, or legal conclusion.



Date: July 31, 2003




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                                    EXHIBIT A
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                     Persons Covered by this Code of Ethics


Turner Swan       President      (the Principal Executive Officer of the Trust)
Michael Lawson    Treasurer      (the Senior Financial Officer of the Trust)